Exhibit 99.1

6705 Rockledge Drive, Suite 900

Bethesda, MD 20817-1850

(301) 581-0600

Contact:	Shawn M. Guertin

Chief Financial Officer

(301) 581-5701

Drew Asher

Senior Vice President, Corporate Finance

(301) 581-5717

Coventry Health Care Updates 2008 Guidance

Adjusts First Quarter and Full Year Diluted EPS Ranges

BETHESDA, Md. (March 17, 2008) – Coventry Health Care, Inc. (NYSE: CVH) today announced that, after completing an analysis of financial results through February 2008 and a thorough review of each of the Company’s lines of business, the Company expects full year GAAP earnings per share (EPS) on a diluted basis of $4.39 to $4.50, or growth of 10% to 13% from 2007. While still early in the year, the Company is pleased to report that all lines of business are performing well and that the underlying fundamentals continue to be sound.

The Company will present at the Lehman Brothers Global Healthcare Conference in Miami, Florida, at 1:30 p.m. ET on Tuesday, March 18, 2008. The public may access a live webcast of the presentation and accompanying slides (which are being posted on the Investor Relations page of the Company’s website simultaneously with the issuance of this press release) which will review highlights of the Company’s business performance and financial outlook including the following:

•

The Company’s view of stable commercial medical cost trends remains unchanged and the commercial group risk medical loss ratio (MLR) in 2008 is expected to be approximately flat as compared to 2007 on a “same store” basis.

•

The Company has experienced positive development on the December 2007 medical claims reserves at a level consistent with the Company’s expectations. Therefore, based upon data from the first two months of 2008, the Company’s estimates of medical costs incurred in 2007 appear to have been accurate.

•	Medicare Part D results remain on track with no changes to the expected full year MLR in the low 80%’s and first quarter MLR of approximately 104%.
•

The Company has added approximately 29,000 Medicare Advantage members in the first two months of 2008 and forecasts Medicare Advantage performance consistent with previous expectations, excluding the impact of influenza-related costs in Q1 2008 as discussed below.

•	The Company’s Medicaid risk business is performing on track with previous guidance.

The Company has been monitoring the impact of the following matters and has identified two developments which differ from our previous expectations:

•

Influenza levels in the first quarter of 2008 have been elevated to date but appear to be subsiding as of March 15, 2008. The Company expects the impact of influenza-related medical costs across all lines of business to be approximately $10.0 million higher ($0.04 per diluted share) than originally anticipated in its forecast for the first quarter of 2008. This matter is expected to only impact the first quarter of 2008.

•

As a result of recent Federal Reserve actions to reduce the Federal Funds Rate, the Company has experienced greater than anticipated downward pressure on net investment income in the first quarter of 2008. The Company also expects continued downward pressure for the remainder of the year as the Federal Reserve continues to reduce the Federal Funds Rate. The Company expects net investment income will be $9.0 million lower ($0.04 per diluted share) than previously expected with the impact generally being realized evenly throughout each quarter of 2008.

“Notwithstanding the downward adjustment to our full year EPS range, we are very pleased with the consistent performance and strong, fundamentally sound positioning of our on-going businesses,” said Shawn Guertin, chief financial officer of Coventry Health Care. “We continue to feel confident about each of our business lines, the results of our recent acquisitions, the success of our organic growth initiatives and our long term strategic positioning.”

Accordingly, the Company is providing revised consolidated guidance for full year 2008 as follows:

•	Risk revenues of $10.65 billion to $11.10 billion
•	Management services revenues of $1.34 billion to $1.39 billion
•	Consolidated revenues of $11.99 billion to $12.49 billion
•	Consolidated MLR% of 79.9% to 80.3%
•	Cost of sales expense of $160.0 million to $180.0 million
•	Selling, general, and administrative expenses (SG&A) of $2.10 billion to $2.16 billion
•	Depreciation and amortization expense of $168.0 million to $178.0 million
•	Investment income of $113.5 million to $121.0 million
•	Interest expense of $92.0 million to $94.0 million
•	Tax rate of 36.7% to 37.3%
•	Diluted share count of 151.7 million to 154.5 million shares
•	GAAP EPS on a diluted basis of $4.39 to $4.50
o	Up 10% to 13% over 2007 GAAP EPS

Additionally, the Company is providing revised consolidated guidance for first quarter 2008 as follows:

•	Revenue of approximately $3.0 billion
•	GAAP EPS on a diluted basis of $0.81

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2007. Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.cvty.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Through its Commercial Business, Individual Consumer & Government Business, and Specialty Business divisions, Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.